Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2014
FINANCIAL RESULTS

Fourth Quarter 2014:

•	Sales of $310 million, up 7%; Organic Sales up 6%

•	Operating Margin of 15.7%; Adjusted Operating Margin of 16.1%, up 190 bps

•	Diluted EPS from Continuing Operations of $0.60, up 28%;
Up 9% to $0.62 on an Adjusted Basis
Full Year 2014:

•	Sales of $1,262 million, up 16%; Organic Sales up 6%

•	Operating Margin of 14.3%; Adjusted Operating Margin of 15.4%, up 250 bps

•	Diluted EPS from Continuing Operations of $2.16, up 65%;
Up 28% to $2.34 on an Adjusted Basis
2015 Guidance:

•	2015 EPS from Continuing Operations of $2.40 to $2.55 per diluted share;
On an Adjusted Basis, $2.42 to $2.57 per diluted share, up 3% to 10%

BRISTOL, Conn., February 20, 2015 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the fourth quarter and full year 2014.
Fourth quarter net sales of $310 million were up 7% from $291 million in the fourth quarter of 2013, driven by organic sales growth of 6% and one additional month of acquisition revenues from the Männer business versus the prior year period. Unfavorable foreign exchange reduced sales by 3%. Income from continuing operations for the fourth quarter was $33.3 million, or $0.60 per diluted share, compared to $26.3 million, or $0.47 per diluted share in the prior year period. On an adjusted basis, income from continuing operations was $0.62 per diluted share, up 9% from $0.57 a year ago. Fourth quarter 2014 adjusted diluted earnings from continuing operations exclude the impact of Männer short-term purchase accounting adjustments of $0.8 million pre-tax and costs related to the closure of production operations at Associated Spring’s Saline, Michigan facility which were $0.5 million pre-tax. Together, these two items contributed $0.02 to adjusted diluted earnings from continuing operations.
For the full year, Barnes Group generated net sales of $1,262 million, up 16% from last year; organic sales growth was 6% while acquisitions contributed 10%. Income from continuing operations was $120.5 million, or $2.16 per diluted share, compared to $72.3 million, or $1.31 per diluted share in 2013. On an adjusted basis, income from continuing operations was $2.34 per diluted share, up 28% from $1.83 a year ago. 2014 adjusted diluted earnings from continuing operations exclude the impact of Männer short-term purchase accounting adjustments of $8.5 million pre-tax, or $0.11 per diluted share, and costs related to the closure of production operations at the Saline, Michigan facility which were $6.0 million pre-tax, or $0.07 per diluted share. For 2013, income from continuing operations included $7.3 million pre-tax, or $0.10 per diluted share, of short-term purchase accounting adjustments and transaction costs related to the acquisition of Männer, $10.5 million pre-tax, or $0.12 per diluted share, of non-recurring CEO transition costs, and a tax charge of $16.4 million, or $0.30 per diluted share, associated with the April 2013 U.S. Tax Court’s unfavorable decision.
A table reconciling 2013 and 2014 non-GAAP adjusted results presented in this release to our GAAP results is included at the end of this press release.
“Barnes Group’s continued execution of its profitable growth strategy has delivered another year of excellent financial performance with an impressive 250 basis point gain in adjusted operating margin and a 28% increase in adjusted earnings from continued operations,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Our relentless focus on driving differentiated industrial technologies and innovative solutions to the customers and end markets we serve is fueling our growth engine and we look forward to carrying that momentum into 2015,” added Dempsey.

Industrial

•
Fourth quarter 2014 sales were $198.2 million, up 8% from $183.7 million in the same period last year. The Männer business, acquired in October 2013, provided $10.4 million of “acquisition” sales while Industrial’s organic sales grew 7% over the prior year period. Unfavorable foreign exchange negatively impacted sales by $9.0 million, or 5%.

•
Operating profit of $27.0 million in the fourth quarter was up 74% from $15.5 million in the prior year period. Operating profit benefited from the contribution of Männer and higher organic sales, and was partially offset by $0.8 million of Männer short-term purchase accounting adjustments and $0.5 million of restructuring charges related to the closure of production operations at the Saline, Michigan facility.  Last year’s fourth quarter included $7.3 million of short-term purchase accounting adjustments and transaction costs associated with the Männer acquisition. Excluding the acquisition related expenses and Saline closure costs, adjusted operating profit was $28.3 million, up 24% from a year ago. Adjusted operating margin was 14.3%, up 190 bps from last year’s adjusted operating margin of 12.4%.

•
Full year 2014 sales were $822.1 million, up 20% from $687.6 million last year. The Männer business provided $113.7 million of “acquisition” sales increase while unfavorable foreign exchange negatively impacted sales by $7.3 million, or 1%. Industrial’s organic sales grew 4% over the prior year.

•
Full year operating profit of $108.4 million was up 51% from $71.9 million in the prior year period. Operating profit benefited from the contribution of Männer and higher organic sales, and was partially offset by $8.5 million of Männer short-term purchase accounting adjustments and $6.0 million of restructuring charges related to the closure of production operations at the Saline, Michigan facility.  For 2013, operating profit included $7.3 million of short-term purchase accounting adjustments and transaction costs related to the acquisition of Männer and $6.6 million of non-recurring CEO transition costs. Excluding these items, adjusted operating profit was $122.9 million for 2014 versus $85.8 million a year ago, an increase of 43%. Adjusted operating margin was 14.9%, up 240 bps from last year’s adjusted operating margin of 12.5%.

Aerospace

•
Fourth quarter 2014 sales were $112.0 million, up 4% from $107.4 million in the same period last year. Increased sales from the original equipment manufacturing ("OEM") business and aftermarket maintenance, repair and overhaul ("MRO") businesses were partially offset by lower aerospace spare parts sales.

•
Operating profit was $21.6 million for the fourth quarter of 2014 as compared to $18.6 million for the prior year period. Operating profit in the quarter benefited from the contributions of increased sales in the OEM business, higher sales and profits in the MRO business, and were partially offset by increased employee related costs and the profit impact of lower spare parts sales. Operating margin was 19.3% in the quarter, up 200 basis points from 17.3% a year ago.

•
Full year 2014 sales were $440.0 million, up 9% from $404.0 million in the same period last year. Increased sales from the OEM and MRO businesses were partially offset by lower aerospace spare parts sales.

•
Operating profit was $71.6 million for the full year 2014 as compared to $51.3 million for the prior year. Operating profit benefited from the contributions of increased sales in the OEM business, higher profits in the MRO business, and the absence of an $8.6 million inventory valuation adjustment taken in the third quarter of 2013. These benefits were partially offset by increased employee related costs and the profit impact of lower spare parts sales. For 2013, operating profit included $3.9 million of non-recurring CEO transition costs. Excluding this item, adjusted operating profit for 2013 was $55.2 million. 2014 operating margin increased to 16.3%.

•	Aerospace backlog was $523 million at the end of the fourth quarter, down 6% from last year-end and up 2% from the third quarter of 2014.

Additional Information

•	Interest expense decreased $1.7 million to $11.4 million in 2014 primarily as a result of a lower average interest rate, offset in part by higher average borrowings for the year.

•
The Company's effective tax rate from continuing operations for 2014 was 27.6% compared with 32.8% in 2013. Included in the full year 2013 income tax is a charge of approximately $16 million associated with the April 2013 U.S. Tax Court’s unfavorable decision. Excluding this charge, the full year 2013 adjusted effective tax rate was 17.5%. The effective tax rate increase in 2014 over the adjusted full year 2013 rate is due to a mix of earnings attributable to higher-taxing jurisdictions, the expiration of certain tax holidays, and the increase in the repatriation of a portion of current foreign earnings to the U.S.

2015 Outlook
Barnes Group expects 2015 organic revenue growth of 6% to 9% with total revenue growth of 3% to 6% after consideration of unfavorable foreign exchange. Operating margins are forecasted to be in the range of 16% to 17%. GAAP earnings from continuing operations are expected to be in the range of $2.40 to $2.55 per diluted share. Excluding an approximate $0.02 of remaining Männer short-term purchase accounting adjustments anticipated to be recorded in 2015, adjusted diluted earnings per share from continuing operations is expected to be in the range of $2.42 to $2.57, up 3% to 10% from 2014’s adjusted diluted earnings per share of $2.34. Further, the Company anticipates capital expenditures of approximately $55 to $60 million and cash conversion to approximate 100% of net income.
“Enhanced investments in our businesses, and the smooth integration of recent acquisitions that brought innovative technologies to Barnes Group, have advanced our ability to deliver differentiated industrial technologies to market,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc. “Our solid balance sheet and the strong cash flow expectation for 2015 position us favorably for further growth investments and acquisition opportunities that support our strategy.”
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2014 results at 8:30 a.m. ET today, February 20, 2015. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 49092873. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 20, 2015 until 11:59 p.m. (ET) on Friday, February 27, 2015, by dialing (404) 537-3406; Conference ID 49092873.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare products, and technology to the world. Barnes Group’s approximately 4,500 skilled and dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including insourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2014	2013	% Change	2014	2013	% Change
Net sales	$310,173	$291,136	6.5	$1,262,006	$1,091,566	15.6

Cost of sales	196,977	193,555	1.8	829,648	738,170	12.4
Selling and administrative expenses	64,613	63,515	1.7	252,384	230,195	9.6
	261,590	257,070	1.8	1,082,032	968,365	11.7
Operating income	48,583	34,066	42.6	179,974	123,201	46.1

Operating margin	15.7%	11.7%		14.3%	11.3%

Interest expense	2,834	3,091	(8.3)	11,392	13,090	(13.0)
Other expense (income), net	314	835	(62.4)	2,082	2,537	(17.9)
Income from continuing operations before income taxes	45,435	30,140	50.7	166,500	107,574	54.8
Income taxes	12,177	3,827	NM	45,959	35,253	30.4
Income from continuing operations	33,258	26,313	26.4	120,541	72,321	66.7

(Loss) income from discontinued operations, net of income taxes	(1,746)	511	NM	(2,171)	198,206	NM
Net income	$31,512	$26,824	17.5	$118,370	$270,527	(56.2)
Common dividends	$6,539	$5,927	10.3	$24,464	$22,422	9.1

Per common share:

Basic:
Income from continuing operations	$0.60	$0.49	22.4	$2.20	$1.34	64.2
(Loss) income from discontinued operations, net of income taxes	(0.03)	0.01	NM	(0.04)	3.68	NM
Net income	$0.57	$0.50	14.0	$2.16	$5.02	(57.0)

Diluted:
Income from continuing operations	$0.60	$0.47	27.7	$2.16	$1.31	64.9
(Loss) income from discontinued operations, net of income taxes	(0.03)	0.01	NM	(0.04)	3.61	NM
Net income	$0.57	$0.48	18.8	$2.12	$4.92	(56.9)

Dividends	0.12	0.11	9.1	0.45	0.42	7.1

Weighted average common shares outstanding:
Basic	54,896,444	53,983,034	1.7	54,791,030	53,860,308	1.7
Diluted	55,485,643	55,332,376	0.3	55,723,267	54,973,344	1.4
NM - Not Meaningful

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2014	2013	% Change		2014	2013	% Change
Net sales
Industrial	$198,165	$183,739	7.9		$822,051	$687,550	19.6
Aerospace	112,009	107,399	4.3		439,959	404,021	8.9
Intersegment sales	(1)	(2)	50.0		(4)	(5)	20.0
Total net sales	$310,173	$291,136	6.5		$1,262,006	$1,091,566	15.6

Operating profit
Industrial	$27,015	$15,483	74.5		$108,360	$71,888	50.7
Aerospace	21,568	18,583	16.1		71,614	51,313	39.6
Total operating profit	$48,583	$34,066	42.6		$179,974	$123,201	46.1

Operating margin			Change				Change
Industrial	13.6%	8.4%	520	bps.	13.2%	10.5%	270	bps.
Aerospace	19.3%	17.3%	200	bps.	16.3%	12.7%	360	bps.
Total operating margin	15.7%	11.7%	400	bps.	14.3%	11.3%	300	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$46,039	$70,856
Accounts receivable	275,890	258,664
Inventories	212,044	211,246
Deferred income taxes	31,849	18,226
Prepaid expenses and other current assets	22,574	18,204
Total current assets	588,396	577,196

Deferred income taxes	10,061	2,314
Property, plant and equipment, net	299,435	302,558
Goodwill	594,949	649,697
Other intangible assets, net	554,694	534,293
Other assets	26,350	57,615
Total assets	$2,073,885	$2,123,673

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8,028	$1,074
Accounts payable	94,803	88,721
Accrued liabilities	161,397	154,514
Long-term debt - current	862	56,009
Total current liabilities	265,090	300,318

Long-term debt	495,844	490,341
Accrued retirement benefits	115,057	80,884
Deferred income taxes	70,147	94,506
Other liabilities	15,954	16,210

Total stockholders' equity	1,111,793	1,141,414
Total liabilities and stockholders' equity	$2,073,885	$2,123,673

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2014	2013
Operating activities:
Net income	$118,370	$270,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,395	65,052
Amortization of convertible debt discount	731	2,391
Loss (gain) on disposition of property, plant and equipment	143	(887)
Stock compensation expense	7,603	18,128
Withholding taxes paid on stock issuances	(4,367)	(2,090)
Loss (gain) on the sale of businesses	1,586	(313,708)
Changes in assets and liabilities, net of the effects of acquisitions/divestitures:
Accounts receivable	(21,367)	(23,764)
Inventories	(10,092)	2,079
Prepaid expenses and other current assets	(7,137)	(2,172)
Accounts payable	8,123	2,384
Accrued liabilities	24,402	(9,891)
Deferred income taxes	(9,841)	3,412
Long-term retirement benefits	(7,584)	(642)
Other	4,933	(729)
Net cash provided by operating activities	186,898	10,090

Investing activities:
Proceeds from disposition of property, plant and equipment	849	1,767
(Payments for) proceeds from the sale of businesses	(1,181)	538,942
Change in restricted cash	4,886	—
Capital expenditures	(57,365)	(57,304)
Business acquisitions, net of cash acquired	—	(307,264)
Component Repair Program payments	(70,100)	(16,639)
Other	(1,338)	(2,058)
Net cash (used) provided by investing activities	(124,249)	157,444

Financing activities:
Net change in other borrowings	7,009	(2,753)
Payments on long-term debt	(332,336)	(555,195)
Proceeds from the issuance of long-term debt	293,291	450,253
Payment of assumed liability to Otto Männer Holding AG	(19,796)	—
Premium paid on convertible debt redemption	(14,868)	—
Proceeds from the issuance of common stock	11,460	13,491
Common stock repurchases	(8,389)	(68,608)
Dividends paid	(24,464)	(22,422)
Excess tax benefit on stock awards	4,888	3,899
Other	(338)	(1,472)
Net cash used by financing activities	(83,543)	(182,807)

Effect of exchange rate changes on cash flows	(3,923)	(227)
Decrease in cash and cash equivalents	(24,817)	(15,500)

Cash and cash equivalents at beginning of year	70,856	86,356
Cash and cash equivalents at end of year	$46,039	$70,856

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2014	2013
Free cash flow:
Net cash provided by operating activities	$186,898	$10,090
Capital expenditures	(57,365)	(57,304)
Free cash flow (1)	$129,533	$(47,214)

Free cash flow to net income cash conversion ratio (as adjusted):
Free cash flow (from above)	$129,533	$(47,214)
Income tax (reduction) payments related to the gain on the sale of BDNA	(12,608)	130,004
Free cash flow (as adjusted)(2)	116,925	82,790

Net income	118,370	270,527
Gain on the sale of BDNA, net of income taxes	—	(195,317)
Net income (as adjusted)(2)	$118,370	$75,210

Free cash flow to net income cash conversion ratio (as adjusted)(2)	99%	110%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. In 2013, net cash provided by operating activities is negatively impacted by $130.0 million of estimated income tax payments related to the gain on the sale of BDNA. The proceeds from the sale are reflected in investing activities. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the income tax payments related to the gain on the sale of BDNA made during 2013 and the utilization of the related year-end 2013 income tax receivable to offset 2014 payments from free cash flow and the gain on the sale of BDNA from net income.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2014	2013	% Change		2014	2013	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$27,015	$15,483	74.5		$108,360	$71,888	50.7

Männer short-term purchase accounting adjustments	792	5,456			8,504	5,456
Männer acquisition transaction costs	—	1,823			—	1,823
Restructuring charges	467	—			6,020	—
CEO transition costs	—	—			—	6,589

Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$28,274	$22,762	24.2		$122,884	$85,756	43.3

Operating Margin - Industrial Segment (GAAP)	13.6%	8.4%	520	bps.	13.2%	10.5%	270	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	14.3%	12.4%	190	bps.	14.9%	12.5%	240	bps.

Operating Profit - Aerospace Segment (GAAP)	$21,568	$18,583	16.1		$71,614	$51,313	39.6
CEO transition costs	—	—			—	3,903
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$21,568	$18,583	16.1		$71,614	$55,216	29.7

Operating Margin - Aerospace Segment (GAAP)	19.3%	17.3%	200	bps.	16.3%	12.7%	360	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	19.3%	17.3%	200	bps.	16.3%	13.7%	260	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$48,583	$34,066	42.6		$179,974	$123,201	46.1

Männer short-term purchase accounting adjustments	792	5,456			8,504	5,456
Männer acquisition transaction costs	—	1,823			—	1,823
Restructuring charges	467	—			6,020	—
CEO transition costs	—	—			—	10,492

Operating Income as adjusted (Non-GAAP) (1)	$49,842	$41,345	20.6		$194,498	$140,972	38.0

Operating Margin (GAAP)	15.7%	11.7%	400	bps.	14.3%	11.3%	300	bps.
Operating Margin as adjusted (Non-GAAP) (1)	16.1%	14.2%	190	bps.	15.4%	12.9%	250	bps.

Diluted Income from Continuing Operations per Share (GAAP)	$0.60	$0.47	27.7		$2.16	$1.31	64.9

Männer short-term purchase accounting adjustments	0.01	0.07			0.11	0.07
Männer acquisition transaction costs	—	0.03			—	0.03
Restructuring charges	0.01	—			0.07	—
CEO transition costs	—	—			—	0.12
April 2013 tax court decision	—	—			—	0.30

Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)	$0.62	$0.57	8.8		$2.34	$1.83	27.9

			Full Year 2015 Outlook
Diluted Income from Continuing Operations per Share (GAAP)			$2.40	to	$2.55
Männer short-term purchase accounting adjustments				0.02
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (1)			$2.42	to	$2.57

Notes:

(1) The Company has excluded the following from its "as adjusted" financial measurements: 1) short-term purchase accounting adjustments related to its Männer acquisition in 2014, 2) restructuring charges related to the closure of production operations at the Company's Associated Spring facility located in Saline, Michigan in 2014, 3) short-term purchase accounting adjustments and transaction costs related to its Männer acquisition in 2013, 4) CEO transition costs associated with the modification of outstanding equity awards in 2013 and 5) the tax charge associated with the April 2013 tax court decision in 2013. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.